UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of The Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☐

Filed by a Party other than the Registrant ☒

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material Under Rule 14a-12

KOHL’S CORPORATION
(Name of Registrant as Specified in Its Charter)

MACELLUM BADGER FUND, LP

MACELLUM BADGER FUND II, LP

MACELLUM ADVISORS, LP

MACELLUM ADVISORS GP, LLC

JONATHAN DUSKIN

GEORGE R. BROKAW

FRANCIS KEN DUANE

PAMELA J. EDWARDS

STACY HAWKINS

JEFFREY A. KANTOR

PERRY M. MANDARINO

CYNTHIA S. MURRAY

KENNETH D. SEIPEL

CRAIG M. YOUNG

(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials:

☐          Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)	Amount previously paid:

(2)	Form, Schedule or Registration Statement No.:

(3)	Filing Party:

(4)	Date Filed:

Macellum Badger Fund, LP, a Delaware limited partnership (“Macellum Badger”), together with the other participants named herein, has filed a definitive proxy statement and accompanying WHITE proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes for the election of its slate of highly-qualified director nominees at the 2022 annual meeting of shareholders of Kohl’s Corporation, a Wisconsin corporation (the “Company”).

Item 1: On April 20, 2022, Macellum Badger issued the following press release:

Macellum Releases Presentation Detailing the Urgent Need for Meaningful Change in Kohl's' Boardroom

Urges Shareholders to Vote on the WHITE Proxy Card to Elect Macellum's 10 Highly Qualified, Independent Nominees

NEW YORK--(BUSINESS WIRE)--Macellum Advisors GP, LLC (together with its affiliates, “Macellum” or “we”), a long-term holder of nearly 5% of the outstanding common shares of Kohl’s Corporation (NYSE: KSS) (“Kohl’s” or the “Company”), today issued a comprehensive presentation that details the urgent case for change in Kohl's' boardroom and summarizes its director candidates' value-enhancing vision. As a reminder, Macellum is asking shareholders to vote on the WHITE proxy card to elect its full slate of 10 aligned and experienced director candidates at the Company’s 2022 Annual Meeting of Shareholders (the “Annual Meeting”). Learn more at www.KeepKohlsAccountable.com.

CLICK HERE TO DOWNLOAD AND VIEW THE INVESTOR PRESENTATION

Jonathan Duskin, Macellum's Managing Partner, commented:

"Following our initial campaign for change last year, Kohl's has continued to significantly underperform while we contend that management and the Board have overseen a flawed alternatives process, initiated shareholder-unfriendly maneuvers, including the adoption of a two-tier poison pill, and unveiled yet another standalone strategy that does not appear to placate investors' concerns, as evidenced by the roughly 13% decline in the Company's share price following its release.

Over a longer term, Kohl's' shares have consistently lagged relevant peers and indices and the Company's sales, gross margin growth and valuation have continued to deteriorate. Meanwhile, leadership has overseen numerous strategic missteps, including significant market share losses despite a $26.4 billion opportunity created by retail bankruptcies over the last five years, wasteful spending on capital expenditures and approximately $8 billion in owned real estate sitting idle on the Company's balance sheet. In our view, leadership's repeated failure to create value for shareholders stems from a lack of relevant retail, financial and governance expertise across the current Board and management team.

Kohl's is at a critical inflection point today. Our slate's comprehensive plan seeks to address all the impediments to enduring value creation under the current Board and enable our nominees to position the Company for long-term success. If elected, our nominees will bring fresh perspectives and much-needed skills to help the Board evaluate sale opportunities relative to a superior strategic, operational and financial plan. At this year's Annual Meeting, we urge shareholders not to double down on a failing Board and management team."

***

VISIT WWW.KEEPKOHLSACCOUNTABLE.COM TO REVIEW OUR PRESENTATION.

VOTE THE WHITE PROXY CARD TO ELECT MACELLUM’S ALIGNED AND EXPERIENCED SLATE.

CONTACT INFO@SARATOGAPROXY.COM WITH QUESTIONS ABOUT YOUR PROXY AND HOW TO VOTE.

***

About Macellum

Macellum Capital Management is an activist investment firm, with deep expertise in the retail and consumer sectors, founded in 2009 by Jonathan Duskin. Macellum invests in undervalued companies that it believes can appreciate significantly in value as a result of a change in corporate strategy or improvements in operations, capital allocation or corporate governance. Macellum’s investment team, advisors and network of industry experts draw upon their extensive strategic, operating and boardroom experience to assist companies in designing and implementing initiatives to improve long-term shareholder value. Macellum prefers to constructively engage with management to improve its governance and performance for the benefit of all stockholders. However, when management is entrenched, Macellum has run successful proxy contests to effectuate meaningful change. Macellum has run successful election contests to effectuate meaningful change at many companies, including at The Children’s Place Inc., Citi Trends, Inc., Bed Bath and Beyond and Big Lots, Inc. Learn more at www.macellumcapitalmanagement.com.

Contacts

For Investors:

Saratoga Proxy Consulting

John Ferguson / Joe Mills, 212-257-1311

info@saratogaproxy.com

For Media:

Longacre Square Partners

Greg Marose / Casie Connolly / Bela Kirpalani, 646-386-0091

macellum@longacresquare.com

Item 2: On April 20, 2022, Macellum Badger posted a video to its website, https://www.KeepKohlsAccountable.com. A transcript of the video is set forth below:

Opener:

The following analysis reflects Macellum’s in-store assessments of various Kohl’s locations across the country over the previous three months.

--

Title:

Opportunities for Kohl's

--

Slide one:

Introduction

Jonathan Duskin

•	Sector Expertise
o	More than 20 years of experience investing in retail and consumer sectors and currently serves as a director of Citi Trends, Inc. (NASDAQ: CTRN)

•	M&A Experience
o	Proven investment banker at Lehman Brothers Inc.

•	Ownership Perspective
o	Long-term, significant shareholder of Kohl’s

•	A poor in-store experience
•	Significant frustration caused by confusing pricing strategy
•	Overbuying and excessive clearance
•	Redundancy and duplication in the product assortment
•	Significant untapped white space

--

Jonathan Duskin:

Kohl's can be a tremendous opportunity, but first needs to fix some basic executional issues. Hopefully this video helps investors see firsthand why we think Kohl's continues to struggle, but also illuminates what can be done.

Any one issue might seem small, but collectively create a very poor shopping experience that drives customers away, leading to market share losses, missed opportunities and high markdowns. In our mind, we don't think you can fix a problem if you don't think you have one. While we see obvious failings, the board and management believe the business is on the right track. As we shine light on the problems, reasons for the company's under performance becomes clear, but so do the opportunities.

--

Slide two:

In- Store Experience

Kenneth D. Seipel

•	Sector Expertise
o	Former Chief Executive Officer of Gabriel Brothers, Inc. (n/k/a Gabe’s), Wet Seal, Inc. (n/k/a The Wet Seal, LLC) and Old Navy

•	Turnaround Experience
o	Valuable track record helping grow and turn around retail companies as well as Fortune 500 brands

•	Public Board Experience
o	Director of Citi Trends, Inc. (NASDAQ: CTRN) and Lead Independent Dire

•	Market share losses
•	Missed opportunities

•	Frustrated customers
•	Lack of excitement and energy in the stores

--

Kenneth D. Seipel:

The store is the place where company strategies come to life for the customer. Signs should aid the customer in selection, the stores should be neat, clean, organized, and finally, store presentation should create energy and excitement.

Transition Slide:

Signage Problems

Kenneth D. Seipel:

Two years ago, Kohl's made a capital investment in fixturing and signing to support Land's End product shop. Fast forward to today, here's a fixture with a sign. However, the product is not Land's End. This is an example of failed execution of a strategy that disappoints customers and has sub-par results.

Next, we see a Tommy Hilfiger branded product table here. It's messy. It's poorly stocked. It's not competitive with what you would find at a more robust department store. Fast forward to toys. You'll see the use of well-known toy branded signing on the walls. This includes Disney and Star Wars and Marvel Comics and so forth. Just imagine the disappointment for the young kid who sees the big Minnie Mouse sign and only finds one or two Minnie’s on the shelf to purchase. You know, in fact, there's very little national brand toy product on the shelf, and it's extremely hard to shop. This is a huge, missed opportunity for an add-on sale for the child shopping with mom, and it creates another customer disappointment due to poor execution of the strategy.

Here, the Nike sign says it's a $100 jogging suit, but actually it's a $50 pullover. So confusing for the customer. You'll find many examples of tables of product and signs don't match, and actually we even found a jogging suit sign buried back in the photo album department for some strange reason. So confusing for the customer.

Transition Slide:

Competitors

Kenneth D. Seipel:

In sharp contrast, at Target, we see several examples of good strategic execution. This Disney product is a great example of the company developing and executing the strategy with fixtures, strong brand signing, and executing with good in-stocks. It's neat, clean and organized.

Transition Slide:

Management Fails to Inspect What they Expect

Kenneth D. Seipel:

Kohl's has repeatedly said that athleisure is one of their most important strategies, invested in fixtures and mannequins, but they failed to invest in the correct inventory levels and put the right checks and balances in place to ensure consistent execution in the store, and a lot of them are out of stock. Poor maintenance and out of stock inventory.

Kenneth D. Seipel:

We applaud Kohl's efforts to make cultural relevant statements such as this International Women's Day product seen here. However, it's another failed execution. It's likely the store is not aware of the significance of the event and has allowed this presentation to be disheveled and cluttered with discarded product.

Kenneth D. Seipel:

Next, we look at the character shop at competition, you can see the signing is really neat, clean, organized, extremely easy to shop. Same character statement at Kohl's. There's no inspiring signing. The promotion of two for 20 is the main message. And the tabletop graphics here on the signs do not even match the items on the table. I think this is a real clear example of how Kohl’s lags competition when it comes to thinking through a strategy, organizing it, putting it in a point of sale and executing it consistently.

Kenneth D. Seipel:

Let's turn our attention now to Old Navy. This is an example of strategic execution. These are the Old Navy denim jeans. They back their strategy with product selection, in-stocks by size, directional signing to assist with selection. This is an inviting and exciting presentation of denim. It's really easy to see why old Navy is one of the market leaders in the denim category.

Transition Slide:

Store Standards

Kenneth D. Seipel:

Just imagine trying to find your size or favorite color in these messy piles of unorganized product. I think most customers just simply give up, and the product then will sit there and it's going to wait on the next big markdown. It doesn't take that much to keep things neat, clean, and organized. What a waste of a sign here. We got product covering it up. You can't even see the graphic announcing the new Sephora shop. Again, cardboard or boxes on the floor. These should have graphics on them. It should be exciting and promoting sales.

Kenneth D. Seipel:

And finally, here's a couple ranks of candy at the rear of the store. These should be at the front cash register, promoting add-on and impulse sales.

Transition Slide:

Competitors

Kenneth D. Seipel:

When you compare Kohl's to competition, it's really easy to see how they're losing market share. When you look at these strong presentations, product choices and great signing and apparel, these displays show exciting product, give customers a lot of different choices to wear outfits, which leads to increased sales and market share. Exciting stuff.

Kenneth D. Seipel:

Kohl's is still using an outdated industry term in women's plus to describe the offering. Old Navy has a more informed, culturally relevant message called on body equal equality, backed up with a lifestyle imagery to reinforce the point. In competition, here's some more examples of strong execution in the home decor and a compelling overhead sign with navigations, great lighting that kind of creates excitement in the store. All of these elements come together and they create and reinforce a very brand image, which leads to repeat sales. Kohl's failure to consistently execute creates confusion and disappointment, which ultimately leads to declining market share and lower profitability.

--

Slide Three:

Lack of Pricing Clarity

Pamela J. Edwards

•	Sector Expertise
o	Extensive executive-level experience across a variety of retail brands and sectors

•	Business & Financial Planning Expertise
o	Chief Financial Officer of Citi Trends, Inc. (NASDAQ: CTRN) with strong background in finance, strategy and operations

•	Relevant Board Experience
o	Director and Audit Committee member of Neiman Marcus Group, LLC

•	Customer confusion and frustration
•	Breakdown in trust relationship with customer
•	Share loss and lower sales
•	Excessive and unnecessary discounting at the cash register

--

Pamela J. Edwards:

We believe Kohl's creates significant amount of customer confusion with their pricing strategy. This results in customer frustration and a breakdown of trust that leads to share loss. Shoppers struggle to understand the price of an item and whether or not they're getting a deal.

Pamela J. Edwards:

In this video, you can see the problem Kohl's using percents off from 5% to 80%. They also have a BOGO program, as well as a two-for program. They add to the confusion with multiple price endings, 99 cents, 25 cents, full dollars, 75 cents, et cetera. All this before coupons, Kohl's cash, private label credit cards, and friends and family. This really serves to undermine the customer's confidence in Kohl's pricing integrity.

Pamela J. Edwards:

Now we can see something else that frustrates customers, wide ranges of prices on the same fixture. The customer is left to dig through the fixture to find out what item is at which price. Often, Kohl's combines with a range of price points and a range of percents off. It's a lot to ask the customer to figure out which product has what price.

Transition Slide:

Competitors

Pamela J. Edwards:

Compare that to the competition that has pricing clarity. Each fixture's price is clearly called out. The competition is also confident on what price points and discounts resonate with customers. We believe there is a big opportunity to streamline the pricing message and help Kohl's regain their position as a valued retailer.

--

Slide Four:

Over Assortment

Jeffrey A.Kantor

•	Sector Expertise
o	Nearly 40 years of experience overseeing merchandising, planning, private label development, and ecommerce

•	Public Co. Executive Experience
o	Former Chief Merchandising Officer and Chief Stores Officer at Macy’s Inc. (NYSE: M)

•	Consulting & Advisory Skills
o	Consultant focused on retail and wholesale business strategy

•	Missed opportunities in other categories
•	Increased markdowns
•	Monotonous shopping experience

--

Jeffrey A. Kantor:

We believe Kohl's has significant amount of redundancy and duplication in the assortment throughout the entire store. This duplication creates missed sales opportunities because you cannot maximize the key items. It consumes too much floor space for things that are important and also leads to significant markdowns and consumes much of your working capital. While there's a problem across many departments, we observe the biggest issues in denim.

Jeffrey A. Kantor:

When you build a denim assortment, it is very critical to think through many things, certainly the right silhouettes, the right washes, the right fits, the right fabrications and the right price value relationship, all critical on building a denim assortment. And the most important thing is to be in size for what the customer wants. This is one store and just the ladies' department. This department is a center of a square with dressing rooms in the middle. We'll walk all four sides and you can see firsthand how much excess inventory and duplication exists, how you will not see clear messages throughout.

Jeffrey A. Kantor:

Initially we're seeing the front of the store and three of Kohl's key brands. You'll notice significant amounts of denim on table tops at the front, as well as fixtures against the back wall. Note very similar washes and colors.

Jeffrey A. Kantor:

Next wall, we move to the second side of the square, which houses Kohl's, Levi's and Gloria Vanderbilt denim. Now you can start to see the magnitude of the issue. Denim is piled high. It isn't well organized. There isn't signage, articulating features and benefits, which is so critical to the success of denim. There's little to no outfit suggestions.

Jeffrey A. Kantor:

While this is getting a little monotonous to watch, you can imagine how the customer feels so overwhelmed. In the interest of the time, we sped up the video so you can see the depth of the problem without wasting important time.

Jeffrey A. Kantor:

This is the third side of the square. We find denim randomly positioned on fixtures and against the wall. Most of the Sonoma, which is Kohl's private label brand, again, not well signed or organized. Lastly, we come around on the fourth side of the square and denim is just everywhere, piled out of reach on shelves, jamming in the floor fixtures, as well as significant amount of clearance.

Transition Slide:

Competitors

Jeffrey A. Kantor:

If you compare that to some of our competitors, to Target's denim collections, note how edited the assortment is and really contained one space. They're well organized columns of denim under descriptive signage with a clear price message. It's very likely that Target will sell as much denim in the store as Kohl's will, if not more. Clarity, right fits, right value is critical, and of course, as I said before, being in size. They're able to do this because the flow of the goods, much faster. Their inventory turns on a much higher rate. That's why we believe, as denim as an example, is a huge opportunity to improve Kohl's sales performance.

--

Slide Five:

Slow Turn

Cynthia S. Murray

•	Sector Expertise
o	Extensive experience in retail and women’s apparel sector, including President of Chico’s Brand, FAS, Inc. (NYSE: CHS) & Full Beauty Brands

•	Strategic Expertise
o	35+ years of experience leading business turnarounds, share price growth and long-term strategy

•	Relevant Board Experience
o	Director of Francesca’s Collections prior to its 2011 IPO

•	Significantly lower gross margins
•	Inability to display newness
•	Consumption of working capital that prohibits allocating open to buy to newness

--

Cynthia S. Murray:

Excess inventory and clearance. We believe Kohl's has a serious problem with clearance, which leads to lower sales and lower gross margins. This is a byproduct of over-buying that is likely due to breakdowns in their planning an allocation process that can easily be fixed. It is also worth noting that the company claims it didn't have enough product to achieve their sales results. They might not have had the right product in the right quantities, but there is an abundance of goods in these stores.

Cynthia S. Murray:

Kohl's has dedicated clearance sections in each store, which we see in this first picture, that are substantial. In addition to that, Kohl's has clearance in each department prevalent throughout the store, including some departments where it dominates the assortment. In the next video, we see clearance throughout the junior's department. We estimate that it is roughly 30% to 50% of the junior department at 80% off. Next, we come into a men's department, equally dominated by clearance. Here, we'll see a shoe department with almost half the product on clearance.

Cynthia S. Murray:

The clearance in the toddler's department is equally troubling and highlights another problem of how jampacked the product is in the clearance sections, lacking organization and making it hard to shop. Again, these aren't isolated incidents. Here's an intimates department with significant clearance. What is highly unusual is intimates is built on core basics and tends to not have fashion or much seasonality. Now we see a different problem. Clearance is drowning out many of the national brands Kohl's is trying to feature, like UA, Adidas, and Land's End.

Transition Slide:

Competitors

Cynthia S. Murray:

Lastly, compare this to Target and other retailers where their departmental clearance is limited and much easier to shop.

--

Slide Five:

White Space

Francis Ken Duane

•	Sector Expertise
o	Deep experience growing revenue streams, developing strategic plans and overseeing operations at global retailers

•	M&A Experience
o	Led transformational and bolt-on mergers and acquisitions at PVH Corp. (NYSE: PVH)

•	C-Suite Experience
o	More than three decades of experience leading public retailers

•	Reduce redundancy and increase turn
•	Allocate space to new categories
•	Expand existing assortments

•	Can all lead to increased sales, missed sales opportunities and significant markdown

--

Jonathan Duskin:

There is a material opportunity to expand and enter into new categories by recapturing the space once excessive buys, over assortment and duplications are rectified. While Kohl's may carry some products, they're not going to be top of mind in these categories. They're poorly displayed and so underrepresented, the customer is unlikely to think this represents the best of what the world has to offer.

Jonathan Duskin:

First, we're going to look at Kohl's seasonal category Easter. This is a good example of having such a small presentation that it's hard to think that it's relevant.

Transition Slide:

Competitors

Jonathan Duskin:

Next, we'll compare it to Target. Target is a good visualization of how underrepresented Kohl's is in a major seasonal category. It would appear to shoppers that Kohl's is not in the Easter business at all. As you can see, the Target collection for Easter is extensive.

Jonathan Duskin:

There's also many impulse items by the cash register that the customer can get as they're checking out.

Transition Slide:

Toys

Jonathan Duskin:

Toys is another good example.

Transition Slide:

Competitors

Jonathan Duskin:

We saw the toy department having issues before, but here we see the magnitude and the depth of the issue as we focus on one of their competitors, Target. At target, the departments are well signed and well stocked and quite extensive. The product is located where the signs are and is very clearly labeled what the appropriate product is.

Jonathan Duskin:

Here, we'll see an extensive Nerf display. Later, we'll show a quick picture of Target's Nerf display. Nerf has got to be one of the best-selling toys in the country, and Kohl's has a very de minimis offer compared to Target's.

Jonathan Duskin:

Lastly, we'll look at this Lego section. Very inviting signage, very exciting Legos in all shapes and sizes. We're going to see some Star Wars Lego. We're going to see some Harry Potter Lego. Lots of buildings, and lots of opportunities for children.

Jonathan Duskin:

Before, we saw the Target Nerf collection. It was extensive. Here, we see Kohl's. Just a few SKUs and a few units within each queue. Lastly, we're going to focus on queue line. Queue line is a big opportunity for Kohl's. Kohl's queue line is either de minimis or non-existent. Note the Marshall's queue line. It's full of impulse items the customer can add to their basket on the way out of their store, as well as some exciting discoveries. This is a practice that most retailers are doing regularly and a big opportunity for Kohl's.

Closing Slide:

Thank you for your time.

Disclaimer:

Disclaimer

The materials contained herein (the “Materials”) represent the opinions of Macellum Badger Fund, LP and the other participants named in this proxy solicitation (collectively, “Macellum”) and are based on publicly available information with respect to Kohl's Corporation (the “Company”). Macellum recognizes that there may be confidential information in the possession of the Company that could lead it or others to disagree with the Macellum’s conclusions. Macellum reserves the right to change any of its opinions expressed herein at any time as it deems appropriate and disclaims any obligation to notify the market or any other party of any such changes. Macellum disclaims any obligation to update the information or opinions contained herein. Certain financial projections and statements made herein have been derived or obtained from filings made with the Securities and Exchange Commission (“SEC”) or other regulatory authorities and from other third party reports. There is no assurance or guarantee with respect to the prices at which any securities of the Company will trade, and such securities may not trade at prices that may be implied herein. The estimates, projections and potential impact of the opportunities identified by Macellum herein are based on assumptions that Macellum believes to be reasonable as of the date of the Materials, but there can be no assurance or guarantee that actual results or performance of the Company will not differ, and such differences may be material. The Materials are provided merely as information and are not intended to be, nor should they be construed as, an offer to sell or a solicitation of an offer to buy any security.

Certain members of Macellum currently beneficially own, and/or have an economic interest in, securities of the Company. It is possible that there will be developments in the future (including changes in price of the Company’s securities) that cause one or more members of Macellum from time to time to sell all or a portion of their holdings of the Company in open market transactions or otherwise (including via short sales), buy additional securities (in open market or privately negotiated transactions or otherwise), or trade in options, puts, calls or other derivative instruments relating to some or all of such securities. To the extent that Macellum discloses information about its position or economic interest in the securities of the Company in the Materials, it is subject to change and Macellum expressly disclaims any obligation to update such information.

The Materials contain forward-looking statements. All statements contained herein that are not clearly historical in nature or that necessarily depend on future events are forward-looking, and the words “anticipate,” “believe,” “expect,” “potential,” “opportunity,” “estimate,” “plan,” “may,” “will,” “projects,” “targets,” “forecasts,” “seeks,” “could,” and similar expressions are generally intended to identify forward-looking statements. The projected results and statements contained herein that are not historical facts are based on current expectations, speak only as of the date of the Materials and involve risks, uncertainties and other factors that may cause actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by such projected results and statements. Assumptions relating to the foregoing involve judgments with respect to, among other things, future economic, competitive and market conditions and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of Macellum. Although Macellum believes that the assumptions underlying the projected results or forward-looking statements are reasonable as of the date of the Materials, any of the assumptions could be inaccurate and therefore, there can be no assurance that the projected results or forward-looking statements included herein will prove to be accurate. In light of the significant uncertainties inherent in the projected results and forward-looking statements included herein, the inclusion of such information should not be regarded as a representation as to future results or that the objectives and strategic initiatives expressed or implied by such projected results and forward-looking statements will be achieved. Macellum will not undertake and specifically declines any obligation to disclose the results of any revisions that may be made to any projected results or forward-looking statements herein to reflect events or circumstances after the date of such projected results or statements or to reflect the occurrence of anticipated or unanticipated events.

Unless otherwise indicated herein, Macellum has not sought or obtained consent from any third party to use any statements, photos or information indicated herein as having been obtained or derived from statements made or published by third parties. Any such statements or information should not be viewed as indicating the support of such third party for the views expressed herein. No warranty is made as to the accuracy of data or information obtained or derived from filings made with the SEC by the Company or from any third-party source. All trade names, trademarks, service marks, and logos herein are the property of their respective owners who retain all proprietary rights over their use.

Source: Macellum’s Analysis of Kohl’s Stores Throughout Florida, New Jersey & New York, from the Weeks of March 21st, 2022, through April 10th, 2022.

Item 3: On April 20, 2022, Macellum Badger uploaded the following materials to https://KeepKohlsAccountable.com:

Keep KOHL'S Accountable

HOME MATERIALS NOMINEES ABOUT MEDIA & COMMENTARY CONTACT

Materials

April 20, 2022	Macellum's Presentation Detailing the Urgent Need for Meaningful Change in Kohl's' Boardroom
April 4, 2022	Macellum Issues Letter to Kohl's Board Regarding the Need for a Transparent Update on the Company's Sale Process
March 22, 2022	Macellum Issues Letter to the Kohl's Shareholders
March 18, 2022	Macellum Files Definitive Proxy Statement
March 4, 2022	Macellum Highlights Key Concerns With Kohl's Strategy Ahead of Analyst Day
February 24, 2022	Macellum Highlights Pattern of Anti-Shareholder Actions and Poor Corporate Governance at Kohl's
February 18, 2022	Macellum's Preliminary Proxy Statement
February 10, 2022	Macellum Nominates Ten Highly Qualified and Independent Candidates for Election to the Kohl's Board of Directors
February 4, 2022	Macellum Expresses Disappointment Regarding Kohl's Seemingly Mismanaged and Poorly-Communicated Strategic Review Process
January 25, 2022	Macellum Issues Letter to the Kohl's Board Regarding the Need to Immediately Appoint a Shareholder Representative to Support a Credible Review of Strategic Alternatives
January 18, 2022	Macellum Issues Letter to Kohl's Shareholders Regarding the Need for More Meaningful Boardroom Change and its Intent to Nominate Director Candidates

SIGN UP FOR UPDATES

First Name

Last Name

Email

SUBSCRIBE

© 2022 KOHL's Accountability. All rights reserved. Privacy Policy. Terms and Conditions.